Exhibit 99

FOR IMMEDIATE RELEASE

MATRIX SERVICE REPORTS ALL-TIME RECORD OPERATING INCOME IN FISCAL YEAR ENDED MAY 31, 2006,

Fiscal Year 2006 Highlights:

•	Operating income was an all-time record of $17.7 million compared with an operating loss of $39.1 million in fiscal 2005;

•	Revenues climb to $493.9 million versus $439.1 million for the same period in fiscal 2005; and

•	Fully diluted EPS was $0.35 per share versus a loss of $2.24 per share a year earlier.

Fourth Quarter 2006 Highlights:

•	Revenues were $138.6 million versus $129.2 million in the same quarter a year earlier;

•	Net income was $3.3 million compared with a net loss of $3.8 million in the fourth quarter a year ago;

•	Gross margins increased to 8.9% from 5.8% for the fourth quarter a year earlier; and

•	Fully diluted EPS was $0.14 per share versus a loss of $0.22 per share in the same quarter a year ago.

TULSA, OK – August 3, 2006 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today reported its financial results for the fourth quarter and fiscal year, ended May 31, 2006. Total revenues for the quarter were $138.6 million compared to $129.2 million reported in the fourth quarter of fiscal 2005.

Net income for the fourth quarter of fiscal 2006 was $3.3 million, or $0.14 per fully diluted share, versus a net loss of $3.8 million, or $0.22 per fully diluted share, in the fourth quarter a year ago. EBITDA(1) for the fourth quarter of fiscal 2006 was $6.7 million compared to a loss of $2.7 million for the same period last year. Gross margins on a consolidated basis for the current quarter were 8.9% compared to 5.8% reported in the same quarter a year ago. The gross margins were driven by improvements in both the Repair & Maintenance Services and Construction Services segments.

Michael J. Hall, president and chief executive officer of Matrix Service Company, said, “Market dynamics and improving operational performance in our core units continue to exceed our expectations. I commend the dedicated and talented team at Matrix Service on the all–time record operating income of $17.7 million in the recently completed fiscal year.”

(1)	The Company uses EBITDA (earnings before net interest, income taxes, depreciation and amortization) as part of its overall assessment of financial performance by comparing EBITDA between accounting periods. Matrix believes that EBITDA is used by the financial community as a method of measuring the Company’s performance and of evaluating the market value of companies considered to be in similar businesses. EBITDA should not be considered as an alternative to net income or cash provided by operating activities, as defined by accounting principles generally accepted in the United States (“GAAP”). A reconciliation of EBITDA to net income is included at the end of this release.

Matrix Service Company

August 3, 2006

Construction Services revenues for fourth quarter 2006 were $78.9 million compared to $51.0 million in the same period a year earlier. The increase can be attributed to higher construction work in Other Industries, where fourth quarter revenues increased 321.6% to $21.5 million from $5.1 million, and by Downstream Petroleum Industry revenues, which increased 28.1% to $54.3 million from $42.4 million in the fourth quarter a year earlier. Construction Services’ gross margins were 7.6% versus 4.4% in the fourth quarter of fiscal 2005. The fourth quarter margin improvement in fiscal 2006 was primarily attributable to the inclusion of higher margin work for Downstream Petroleum tank construction work. Although improvement occurred, gross margins were still below expectations due to increased workers compensation costs associated with higher business activity and less gross profit on a LNG project this quarter due to a conservative approach to revenue recognition on certain unapproved change orders.

During the quarter, Repair & Maintenance Services revenues declined by $18.6 million, or 23.8%, to $59.7 million from $78.3 million in the same period in fiscal 2005. The decrease was primarily a result of lower Power Industry revenues, where fourth quarter revenues declined 77.1% to $3.0 million from $13.1 million a year earlier, and by a decrease from the Downstream Petroleum Industry, which was $55.8 million versus $64.9 million in the fourth quarter of fiscal 2005. Gross margins were 10.6% in the quarter compared to 6.7% in the fourth quarter a year ago. The Company benefited from the realization of higher margins on turnaround projects company-wide versus the low margin maintenance contracts exited as part of the restructuring efforts in the prior year.

Mr. Hall added, “Having achieved a record year of operational excellence with our backlog at an all time high of $248.4 million, and with ample liquidity to support substantial growth, Matrix Service is well-positioned to continue its positive trends during fiscal 2007 and beyond. Our focus will be to continue to add skilled craftsmen, project management and executive talent to capitalize on all the growth opportunities we currently see before us.”

Fiscal Year 2006 Results

For the fiscal year ended May 31, 2006, Matrix Service reported consolidated revenues of $493.9 million, a 12.5% increase, compared to $439.1 million recorded in the fiscal year ended May 31, 2005.

Net income for fiscal year 2006 was $7.7 million, or $0.35 per fully diluted share. These results compare favorably to the prior fiscal year net loss of $38.8 million, or $2.24 per fully diluted share, which included pre-tax charges of $26.2 million, or $1.51 per share, for goodwill and asset impairment, $10.3 million, or $0.39 per share, for an additional reserve on the previously disclosed disputed contracts and $2.5 million, or $0.15 per share, for establishing a valuation reserve for a deferred tax asset relating to net operating loss carryforwards.

EBITDA(1) for fiscal year ended, May 31, 2006, was $25.0 million, compared with an EBITDA loss of $32.0 million for the fiscal year ended, May 31, 2005. Consolidated gross margins increased to 9.5% from 7.1% a year earlier. The gross margins were driven by improvements in both the Construction Services and Repair & Maintenance Services segments.

Matrix Service Company

August 3, 2006

Revenues for the Construction Services segment increased by $39.7 million, or 19.5%, to $243.7 million for the fiscal year ended, May 31, 2006, compared with $204.0 million for the same period in 2005. The increase was due to significantly higher construction work in the Downstream Petroleum Industry, where revenues for the fiscal year 2006 increased 32.8% to $184.2 million, versus $138.7 million for the same period last year. Other Industries also saw an increase to $46.9 million versus $28.0 million a year earlier. Revenues declined in the Power Industry to $12.6 million versus $37.2 million a year earlier. Gross margins in the Construction Services segment increased to 8.4% from 6.0% a year earlier, as the lower margin Power Industry work completed in fiscal 2005 was replaced with higher margin Downstream Petroleum Industry work.

Revenues for Repair & Maintenance Services gained $15.0 million, or 6.4%, to $250.2 million for the fiscal year ended, May 31, 2006, from $235.2 million for the fiscal year 2005. The increase was primarily due to significantly higher Downstream Petroleum Industry work, where revenues rose 17.7% to $236.2 million, versus $200.6 million for the same period last year. This increase was partially offset by a decrease from the Power Industry, which dropped to $10.4 million, versus $26.2 million for the same period last year and from Other Industries’ revenues, which fell to $3.6 million, versus $8.3 million in the same period last year. Gross margins were 10.7% versus 8.0% a year earlier as fiscal 2006 benefited from higher margin turnaround work performed predominately in East Coast refineries.

CEO Succession Plan

The Company is currently performing a search for a new Chief Executive Officer. Upon the appointment of a new CEO, Michael J. Hall, the acting CEO and President, will succeed I. Edgar (Ed) Hendrix as Chairman of the Board of Directors. Mr. Hendrix will continue to serve on the Board and as Chairman of the Audit Committee.

Conference Call

In conjunction with the press release, Matrix Service will host a conference call with Michael J. Hall, president and CEO, and Les Austin, vice president and chief financial officer. The call will take place at 11:00 a.m. (EDT)/10:00 a.m. (CDT) today and will be simultaneously broadcast live over the Internet at www.matrixservice.com or www.vcall.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The online archive of the broadcast will be available within one hour of completion of the live call.

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington, and Delaware in the U.S. and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company

Les Austin

Vice President Finance and CFO

T: 918-838-8822

E: laustin@matrixservice.com

Investors and Financial Media:

Trúc Nguyen

The Global Consulting Group

T: 646-284-9418

E: tnguyen@hfgcg.com

Matrix Service Company

August 3, 2006

Matrix Service Company

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	May 31, 2006	May 31, 2005	May 31, 2006	May 31, 2005
	(unaudited)		(unaudited)
Revenues	$138,578	$129,230	$493,927	$439,138
Cost of revenues	126,306	121,767	446,848	408,119

Gross profit	12,272	7,463	47,079	31,019
Selling, general and administrative expenses	7,033	7,386	28,775	40,335
Impairment and abandonment costs	—	1,168	70	26,168
Restructuring	(67)	3,504	536	3,654

Operating income (loss)	5,306	(4,595)	17,698	(39,138)
Other income (expense):
Interest expense	(813)	(2,088)	(7,765)	(5,722)
Interest income	33	1	88	2
Other	1	302	1,573	400

Income (loss) before income taxes	4,527	(6,380)	11,594	(44,458)
Provision for (benefit from) federal, state and foreign income taxes	1,188	(2,618)	3,941	(5,628)

Net income (loss)	$3,339	$(3,762)	$7,653	$(38,830)

Basic earnings (loss) per common share	$0.16	$(0.22)	$0.39	$(2.24)

Diluted earnings (loss) per common share	$0.14	$(0.22)	$0.35	$(2.24)

Weighted average common shares outstanding:
Basic	20,857,967	17,381,939	19,651,653	17,327,484
Diluted	26,619,013	17,381,939	25,741,676	17,327,484

Matrix Service Company

August 3, 2006

Matrix Service Company

Consolidated Balance Sheets

(In thousands)

	As of May 31,
	2006	2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,585	$1,496
Accounts receivable, less allowances (2006—$190; 2005—$461)	64,061	70,088
Contract dispute receivables, net	11,668	20,975
Costs and estimated earnings in excess of billings on uncompleted contracts	24,538	22,733
Inventories	4,738	4,739
Income tax receivable	104	3,004
Deferred income taxes	2,831	4,820
Prepaid expenses	5,581	8,245
Assets held for sale	809	1,479

Total current assets	122,915	137,579

Property, plant and equipment, at cost:
Land and buildings	23,100	23,087
Construction equipment	31,081	29,711
Transportation equipment	10,921	10,862
Furniture and fixtures	8,658	8,889
Construction in progress	2,392	318

	76,152	72,867
Accumulated depreciation	(38,712)	(35,791)

	37,440	37,076

Goodwill	23,442	24,834

Other assets	4,479	2,891

Total assets	$188,276	$202,380

Matrix Service Company

August 3, 2006

Matrix Service Company

Consolidated Balance Sheets

(In thousands, except share data)

	As of May 31,
	2006	2005
	(unaudited)
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$47,123	$38,059
Billings on uncompleted contracts in excess of costs and estimated earnings	12,078	12,311
Accrued insurance	6,408	5,038
Other accrued expenses	12,436	15,759
Current capital lease obligation	406	113
Current portion of long-term debt	—	42,765
Current portion of acquisition payable	1,808	1,808

Total current liabilities	80,259	115,853

Convertible notes	25,000	30,000
Acquisition payable	2,578	4,169
Long-term capital lease obligation	538	231
Deferred income taxes	3,502	4,142

Stockholders’ equity:
Common stock – $.01 par value; 30,000,000 shares authorized; 22,595,243 and 19,285,276 shares issued as of May 31, 2006 and 2005	226	193
Additional paid-in capital	75,855	56,322
Retained earnings (deficit)	4,316	(3,307)
Accumulated other comprehensive income (loss)	814	(22)

	81,211	53,186

Less treasury stock, at cost – 1,731,386 and 1,873,750 shares as of May 31, 2006 and 2005	(4,812)	(5,201)

Total stockholders’ equity	76,399	47,985

Total liabilities and stockholders’ equity	$188,276	$202,380

Matrix Service Company

August 3, 2006

4th Quarter and Fiscal Year Results of Operations

(In thousands)

(unaudited)

	Construction Services	Repair & Maintenance Services	Other	Combined Total
Three Months Ended May 31, 2006

Gross revenues	$82,553	$59,974	$—	$142,527
Less: inter-segment revenues	3,695	254	—	3,949

Consolidated revenues	78,858	59,720	—	138,578
Gross profit	5,958	6,314	—	12,272
Operating income	1,557	3,749	—	5,306
Income before income tax expense	986	3,541	—	4,527
Net income	1,219	2,120	—	3,339
Segment assets	91,079	69,981	27,216	188,276
Capital expenditures	1,696	152	478	2,326
Depreciation and amortization expense	707	699	—	1,406

Three Months Ended May 31, 2005

Gross revenues	$54,769	$78,603	$—	$133,372
Less: inter-segment revenues	3,818	324	—	4,142

Consolidated revenues	50,951	78,279	—	129,230
Gross profit	2,219	5,244	—	7,463
Operating loss	(3,622)	(766)	(207)	(4,595)
Loss before income tax expense	(4,586)	(1,587)	(207)	(6,380)
Net loss	(2,697)	(933)	(132)	(3,762)
Segment assets	92,877	84,215	25,288	202,380
Capital expenditures	36	57	212	305
Depreciation and amortization expense	795	760	—	1,555

Twelve Months Ended May 31, 2006

Gross revenues	$254,382	$250,832	$—	$505,214
Less: inter-segment revenues	10,657	630	—	11,287

Consolidated revenues	243,725	250,202	—	493,927
Gross profit	20,392	26,687	—	47,079
Operating income (loss)	6,561	11,237	(100)	17,698
Income (loss) before income tax expense	2,536	9,158	(100)	11,594
Net income (loss)	2,168	5,547	(62)	7,653
Segment assets	91,079	69,981	27,216	188,276
Capital expenditures	3,945	383	1,286	5,614
Depreciation and amortization expense	2,796	2,902	—	5,698

Twelve Months Ended May 31, 2005

Gross revenues	$215,997	$236,059	$—	$452,056
Less: inter-segment revenues	12,047	871	—	12,918

Consolidated revenues	203,950	235,188	—	439,138
Gross profit	12,178	18,841	—	31,019
Operating income (loss)	(40,786)	2,005	(357)	(39,138)
Loss before income tax expense	(44,052)	(49)	(357)	(44,458)
Net loss	(38,590)	(19)	(221)	(38,830)
Segment assets	92,877	84,215	25,288	202,380
Capital expenditures	251	239	940	1,430
Depreciation and amortization expense	3,470	3,256	—	6,726

Matrix Service Company

August 3, 2006

Segment revenue from external customers by industry type are as follows:

	Construction Services	Repair & Maintenance Services	Consolidated Total
	(In thousands) (unaudited)

Three Months Ended May 31, 2006

Downstream Petroleum Industry	$54,258	$55,849	$110,107
Power Industry	3,118	3,039	6,157
Other Industries (1)	21,482	832	22,314

Total	$78,858	$59,720	$138,578

Three Months Ended May 31, 2005

Downstream Petroleum Industry	$42,429	$64,907	$107,336
Power Industry	3,464	13,145	16,609
Other Industries (1)	5,058	227	5,285

Total	$50,951	$78,279	$129,230

Twelve Months Ended May 31, 2006

Downstream Petroleum Industry	$184,230	$236,175	$420,405
Power Industry	12,553	10,436	22,989
Other Industries (1)	46,942	3,591	50,533

Total	$243,725	$250,202	$493,927

Twelve Months Ended May 31, 2005

Downstream Petroleum Industry	$138,716	$200,639	$339,355
Power Industry	37,225	26,229	63,454
Other Industries (1)	28,009	8,320	36,329

Total	$203,950	$235,188	$439,138

(1)	Other industries consists primarily of liquefied natural gas, wastewater, food and beverage, manufacturing and paper industries.

Matrix Service Company

August 3, 2006

Non-GAAP Financial Measure

EBITDA is a supplemental, non-generally accepted accounting principle (GAAP) financial measure. EBITDA is defined as earnings before taxes, interest expense, depreciation and amortization. We have presented EBITDA because it is used by the financial community as a method of measuring our performance and of evaluating the market value of companies considered to be in similar businesses. We believe that the line item on our consolidated statements of operations entitled “net income (loss)” is the most directly comparable GAAP measure to EBITDA. Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. EBITDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of our ability to fund our cash needs. As EBITDA excludes certain financial information compared with net income (loss), the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions which are excluded. Our non-GAAP performance measure, EBITDA, has certain material limitations as follows:

•	It does not include interest expense. Because we have borrowed money to finance our operations, interest expense is a necessary and ongoing part of our costs and has assisted us in generating revenue. Therefore, any measure that excludes interest expense has material limitations.

•	It does not include taxes. Because the payment of taxes is a necessary and ongoing part of our operations, any measure that excludes taxes has material limitations.

•	It does not include depreciation and amortization expense. Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue. Therefore, any measure that excludes depreciation and amortization expense has material limitations.

EBITDA for the three and twelve month periods ended May 31, 2006 was $6.7 million and $25.0 million, respectively, compared to a negative $2.7 million and a negative $32.0 million for the three and twelve month periods ended May 31, 2005. A reconciliation of EBITDA to Net income (loss) follows:

	Three Months Ended		Twelve Months Ended
	May 31, 2006	May 31, 2005	May 31, 2006	May 31, 2005
	(In thousands)		(In thousands)
Net income (loss)	$3,339	$(3,762)	$7,653	$(38,830)
Interest expense, net	780	2,087	7,677	5,720
Provision (benefit) for income taxes	1,188	(2,618)	3,941	(5,628)
Depreciation and amortization	1,406	1,555	5,698	6,726

EBITDA	$6,713	$(2,738)	$24,969	$(32,012)

The $57.0 million increase in EBITDA for the twelve months ended May 31, 2006, as compared to the prior year, was in part due to improved operations that occurred as a result of the Company’s restructuring and turnaround efforts, which resulted in higher revenues and margins in fiscal 2006. In addition, $26.2 million in impairment charges, a $10.3 million contract dispute reserve and restructuring charges of $3.7 million were recorded in fiscal 2005. The $9.5 million increase in EBITDA for the three months ending May 31, 2006 as compared to the same period a year ago is primarily attributable to improved operating results in the fourth quarter of fiscal 2006. In addition, impairment charges totaling $1.2 million and restructuring charges totaling $3.5 million were recorded in the fourth quarter of fiscal 2005.